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                                                 Exhibit 11.1


                              EARNINGS PER SHARE
                              PRIMARY COMPUTATION
              ($ in millions except share and per share amounts)


                                              Nine Months Ended
                                                  March 31,
                                             1995           1994
- ----------------------------------------------------------------------
Basis for computation of earnings per
  common and common equivalent shares:
    Earnings from continuing operations      $ 123.4        $ 114.9
    Deduct dividends on 4 Percent
      cumulative preferred stock                 (.3)           (.3)
                                             --------       --------
    Earnings from continuing operations
      available to common shareholders         123.1          114.6
    Loss from discontinued operations           (2.7)          (2.1)
                                             --------       --------
   Available for common shareholders         $ 120.4        $ 112.5
                                             ========       ========



Number of shares:
  Weighted average shares outstanding        76,681,341     76,750,855
  Shares issuable upon exercise of
    stock options, net of shares assumed
    to be repurchased                           708,003        863,974
                                             ----------     ----------
                                             77,389,344     77,614,829
                                             ==========     ==========




Earnings per common share:
  Continuing operations                        $1.59          $1.48
  Discontinued operations                       (.03)          (.03)
                                               ------         ------
  Net earnings                                 $1.56          $1.45
                                               ======         ======


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